Exhibit 99.1

Second Quarter 2020 Earnings Results Media Relations: Jake Siewert 212-902-5400 Investor Relations: Heather Kennedy Miner 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

Second Quarter 2020 Earnings Results

Goldman Sachs Reports Second Quarter Earnings Per Common Share of $6.26

“This quarter demonstrated the continued dedication of the people of Goldman Sachs to helping our clients navigate a very challenging environment, while working remotely or returning to offices that are quite different than the ones we left earlier in the year. We also continue to be grateful for those working hard to contain the pandemic and limit its human and economic costs.

Our strong financial performance across our client franchises demonstrates the inherent benefits of our diversified business model. The turbulence we have seen in recent months only reinforces our commitment to the strategy we outlined earlier this year to investors. While the economic outlook remains uncertain, I am confident that we will continue to be the firm of choice for clients around the world who are looking to reshape their businesses and rebuild a more resilient economy.”

- David M. Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
2Q $13.30 billion 2Q YTD $22.04 billion	2Q $2.42 billion 2Q YTD $3.64 billion	2Q $6.26 2Q YTD $9.36

Annualized ROE [1]	Annualized ROTE [1]	Book Value Per Share
2Q 11.1% 2Q YTD 8.4%	2Q 11.8% 2Q YTD 9.0%	2Q $227.31 YTD Growth 4.0%

NEW YORK, July 15, 2020 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $13.30 billion and net earnings of $2.42 billion for the second quarter ended June 30, 2020. Net revenues were $22.04 billion and net earnings were $3.64 billion for the first half of 2020.

Diluted earnings per common share (EPS) was $6.26 for the second quarter of 2020 compared with $5.81 for the second quarter of 2019 and $3.11 for the first quarter of 2020, and was $9.36 for the first half of 2020 compared with $11.52 for the first half of 2019.

Annualized return on average common shareholders’ equity (ROE)1 was 11.1% for the second quarter of 2020 and 8.4% for the first half of 2020. Annualized return on average tangible common shareholders’ equity (ROTE)1 was 11.8% for the second quarter of 2020 and 9.0% for the first half of 2020.

During the second quarter of 2020, the firm recorded net provisions for litigation and regulatory proceedings of $945 million, which increased net provisions to $1.13 billion for the first half of 2020. These amounts reduced diluted EPS by $2.60 and annualized ROE by 4.5 percentage points in the second quarter of 2020 and reduced diluted EPS by $3.15 and annualized ROE by 2.8 percentage points in the first half of 2020.

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

Highlights

◾	Net revenues of $13.30 billion, 41% higher than the second quarter of 2019, were the firm’s second highest quarterly net revenues.

◾

Investment Banking  generated record quarterly net revenues of $2.66 billion,  including record  quarterly net revenues in both Equity and Debt underwriting. The firm remained ranked #1 in worldwide announced and completed mergers and acquisitions for the year-to-date.[2] The firm also ranked #1 in worldwide equity and equity-related offerings for the year-to-date.[2]

◾

Fixed Income, Currency and Commodities (FICC) generated quarterly net revenues of $4.24 billion, its highest quarterly performance in nine years, reflecting continued strong client activity in intermediation and financing.

◾	Equities generated quarterly net revenues of $2.94 billion, its highest quarterly performance in eleven years, reflecting strong performance in intermediation.

◾	Firmwide assets under supervision[3,4] increased $239 billion during the quarter to a record $2.06 trillion.

◾	The firm continued to scale the digital consumer deposit platforms, as consumer deposits increased by a record $20 billion in the second quarter of 2020 to $92 billion[4].

◾

The firm formally launched its transaction banking business in the U.S., offering deposit-taking, payments, liquidity management, and escrow services. During the quarter, deposits on the platform increased by $16 billion to $25 billion[4].

◾	The firm’s Standardized common equity tier 1 capital ratio[3] increased 110 basis points during the quarter to 13.6%[4].

◾	The firm maintained a highly liquid balance sheet, as global core liquid assets[3] averaged $290 billion[4] for the second quarter of 2020.

Quarterly Net Revenue Mix by Segment

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

Net Revenues

Net revenues were $13.30 billion for the second quarter of 2020, 41% higher than the second quarter of 2019 and 52% higher than the first quarter of 2020. The increase compared with the second quarter of 2019 reflected significantly higher net revenues in Global Markets and Investment Banking and higher net revenues in Consumer & Wealth Management, partially offset by lower net revenues in Asset Management.

The operating environment during the quarter continued to be impacted by the COVID-19 pandemic, resulting in a deceleration in global economic activity and elevated market volatility. Economic indicators generally improved as the quarter progressed, following significant declines in March and April, as economies began to reopen and central banks, along with governments, continued to implement monetary easing measures and provide fiscal stimulus to support the economy. These contributed to higher global equity prices and tighter credit spreads compared with the end of the first quarter of 2020.

Net Revenues
$13.30 billion

Investment Banking

Net revenues in Investment Banking were $2.66 billion for the second quarter of 2020, 36% higher than the second quarter of 2019 and 22% higher than the first quarter of 2020. The increase compared with the second quarter of 2019 reflected significantly higher net revenues in Underwriting, partially offset by a net loss in Corporate lending and lower net revenues in Financial advisory.

The increase in Underwriting net revenues was due to significantly higher net revenues in both Equity and Debt underwriting, reflecting a significant increase in industry-wide volumes. The net loss in Corporate lending reflected the impact of changes in credit spreads on hedges related to relationship lending activities. The decrease in Financial advisory net revenues reflected a decrease in industry-wide completed mergers and acquisitions transactions.

The firm’s investment banking transaction backlog[3] decreased significantly compared with the end of the first quarter of 2020.

Investment Banking
$2.66 billion
Financial Advisory	$686 million
Underwriting	$2.05 billion
Corporate Lending	$(76) million

Global Markets

Net revenues in Global Markets were $7.18 billion for the second quarter of 2020, 93% higher than the second quarter of 2019 and 39% higher than the first quarter of 2020.

Net revenues in FICC were $4.24 billion, compared with $1.70 billion in the second quarter of 2019. Net revenues in FICC intermediation were significantly higher, reflecting significantly higher net revenues across all major businesses, particularly in interest rate products, credit products and commodities. In addition, net revenues in FICC financing were significantly higher, primarily driven by repurchase agreements.

Net revenues in Equities were $2.94 billion, 46% higher than the second quarter of 2019, due to significantly higher net revenues in Equities intermediation, reflecting significantly higher net revenues in both cash products and derivatives, partially offset by lower net revenues in Equities financing, reflecting lower average customer balances, tighter spreads and a decrease in dividends.

Global Markets
$7.18 billion
FICC Intermediation	$3.79 billion
FICC Financing	$499 million
FICC	$4.24 billion

Equities Intermediation	$2.20 billion
Equities Financing	$742 million
Equities	$2.94 billion

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

Asset Management

Net revenues in Asset Management were $2.10 billion for the second quarter of 2020, compared with $2.55 billion for the second quarter of 2019 and $(96) million for the first quarter of 2020. The decrease compared with the second quarter of 2019 reflected significantly lower net revenues in Equity investments, partially offset by significantly higher net revenues in Lending and debt investments and slightly higher Management and other fees  from the  firm’s  institutional  and  third-party  distribution asset management clients. Incentive fees were essentially unchanged.

The decrease in Equity investments net revenues reflected significantly lower net gains from investments in private equities, partially offset by significantly higher net gains from investments in public equities. The increase in Lending and debt investments net revenues reflected significantly higher net gains as corporate credit spreads tightened during the quarter. The increase in Management and other fees reflected the impact of higher average assets under supervision, partially offset by a lower average effective fee due to shifts in the mix of client assets and strategies.

Asset Management
$2.10 billion
Management and
Other Fees	$684 million
Incentive Fees	$34 million
Equity Investments	$924 million
Lending and Debt Investments	$459 million

Consumer & Wealth Management

Net revenues in Consumer & Wealth Management were $1.36 billion for the second quarter  of 2020, 9%  higher than the  second quarter of 2019  and 9%   lower  than  the first quarter of 2020.

Net revenues in Wealth management were $1.10 billion, 7% higher than the second quarter of 2019, due to higher Management and other fees (including the impact of the consolidation of GS Personal Financial Management5), primarily reflecting higher average assets under supervision and higher transaction volumes. Net revenues in Private banking and lending were lower, primarily reflecting lower interest rates, and Incentive fees were essentially unchanged.

Net revenues in Consumer banking were $258 million, 19% higher than the second quarter of 2019, as the second quarter of 2020 included credit card loans.

Consumer & Wealth Management
$1.36 billion
Wealth Management	$ 1.10 billion
Consumer Banking	$258 million

Provision for Credit Losses

Provision for credit losses was $1.59 billion for the second quarter of 2020, compared with $214 million for the second quarter of 2019 and $937 million for the first quarter of 2020. The increase compared with the second quarter of 2019 was primarily due to significantly higher provisions related to wholesale loans and, to a lesser extent, consumer loans, reflecting revisions to forecasts of expected deterioration in the broader economic environment (incorporating the accounting for credit losses under the Current Expected Credit Losses standard6). In addition, the increase in provisions related to wholesale loans reflected the impact of individual impairments during the quarter.

The firm’s allowance for credit losses was $4.39 billion as of June 30, 2020.

Provision for Credit Losses
$1.59 billion

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

Operating Expenses

Operating expenses were $8.40 billion for the second quarter of 2020, 37% higher than the second quarter of 2019 and 30% higher than the first quarter of 2020. The firm’s efficiency ratio[3] for the first half of 2020 was 67.4%, compared with 65.6% for the first half of 2019.

Operating Expenses
$8.40 billion

The increase in operating expenses compared with the second quarter of 2019 was primarily due to significantly higher compensation and benefits expenses (reflecting significantly higher net revenues) and significantly higher net provisions for litigation and regulatory proceedings. In addition, brokerage, clearing, exchange and distribution fees were higher (reflecting an increase in activity levels) and expenses related to consolidated investments, including impairments, were higher (increase was primarily in depreciation and amortization and occupancy expenses). The second quarter of 2020 also included higher technology expenses, higher expenses related to the firm’s credit card activities and the impact of the consolidation of GS Personal Financial Management[5]. These increases were partially offset by lower travel and entertainment expenses (included in market development expenses).

Net provisions for litigation and regulatory proceedings for the second quarter of 2020 were $945 million compared with $66 million for the second quarter of 2019.

Headcount increased 2% compared with the end of the first quarter of 2020.

YTD Efficiency Ratio
67.4%

Provision for Taxes

The effective income tax rate for the first half of 2020 increased to 21.9% from 10.0% for the first quarter of 2020, primarily due to a decrease in the impact of permanent tax benefits and an increase in provisions for non-deductible litigation in the first half of 2020 compared with the first quarter of 2020.

YTD Effective Tax Rate
21.9%

Other Matters

◾ On July 14, 2020, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $1.25 per common share to be paid on September 29, 2020 to common shareholders of record on September 1, 2020.

◾ During the quarter, the firm returned $450 million of capital in common stock dividends.[3]

◾ Global core liquid assets[3] averaged $290 billion[4] for the second quarter of 2020, compared with an average of $243 billion for the first quarter of 2020.

Declared Quarterly Dividend Per Common Share
$1.25

Common Stock Dividends
$450 million

Average GCLA
$290 billion

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity indicated in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part II, Item 1A of the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 and in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2019.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or not completed at all and associated net revenues may not be realized or may be materially less than those currently expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak of hostilities, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part II, Item 1A of the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 and in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2019.

Statements about the effects of the COVID-19 pandemic on the firm’s business, results, financial position and liquidity may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537- 3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	JUNE 30, 2020	MARCH 31, 2020	JUNE 30, 2019	MARCH 31, 2020	JUNE 30, 2019
INVESTMENT BANKING
Financial advisory	$ 686	$ 781	$ 771	(12) %	(11) %

Equity underwriting	1,057	378	476	180	122
Debt underwriting	990	583	514	70	93
Underwriting	2,047	961	990	113	107

Corporate lending	(76)	442	187	N.M.	N.M.
Net revenues	2,657	2,184	1,948	22	36

GLOBAL MARKETS
FICC intermediation	3,786	2,537	1,440	49	163
FICC financing	449	432	262	4	71
FICC	4,235	2,969	1,702	43	149

Equities intermediation	2,199	1,528	1,154	44	91
Equities financing	742	666	860	11	(14)
Equities	2,941	2,194	2,014	34	46
Net revenues	7,176	5,163	3,716	39	93

ASSET MANAGEMENT
Management and other fees	684	640	667	7	3
Incentive fees	34	154	31	(78)	10
Equity investments	924	(22)	1,499	N.M.	(38)
Lending and debt investments	459	(868)	351	N.M.	31
Net revenues	2,101	(96)	2,548	N.M.	(18)

CONSUMER & WEALTH MANAGEMENT
Management and other fees	938	959	833	(2)	13
Incentive fees	10	69	13	(86)	(23)
Private banking and lending	155	182	187	(15)	(17)
Wealth management	1,103	1,210	1,033	(9)	7

Consumer banking	258	282	216	(9)	19
Net revenues	1,361	1,492	1,249	(9)	9

Total net revenues	$ 13,295	$ 8,743	$ 9,461	52	41
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	JUNE 30, 2020	MARCH 31, 2020	JUNE 30, 2019
Americas	$ 8,289	$ 5,171	$ 5,652
EMEA	3,453	2,108	2,689
Asia	1,553	1,464	1,120
Total net revenues	$ 13,295	$ 8,743	$ 9,461

Americas	62%	59%	60%
EMEA	26%	24%	28%
Asia	12%	17%	12%
Total	100%	100%	100%

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	SIX MONTHS ENDED		% CHANGE FROM

	JUNE 30, 2020	JUNE 30, 2019	JUNE 30, 2019
INVESTMENT BANKING
Financial advisory	$ 1,467	$ 1,645	(11) %

Equity underwriting	1,435	738	94
Debt underwriting	1,573	996	58
Underwriting	3,008	1,734	73

Corporate lending	366	315	16
Net revenues	4,841	3,694	31

GLOBAL MARKETS
FICC intermediation	6,323	3,312	91
FICC financing	881	628	40
FICC	7,204	3,940	83

Equities intermediation	3,727	2,315	61
Equities financing	1,408	1,501	(6)
Equities	5,135	3,816	35
Net revenues	12,339	7,756	59

ASSET MANAGEMENT
Management and other fees	1,324	1,274	4
Incentive fees	188	61	N.M.
Equity investments	902	2,304	(61)
Lending and debt investments	(409)	702	N.M.
Net revenues	2,005	4,341	(54)

CONSUMER & WEALTH MANAGEMENT
Management and other fees	1,897	1,627	17
Incentive fees	79	41	93
Private banking and lending	337	390	(14)
Wealth management	2,313	2,058	12

Consumer banking	540	419	29
Net revenues	2,853	2,477	15

Total net revenues	$ 22,038	$ 18,268	21
Geographic Net Revenues (unaudited)[3] $ in millions

	SIX MONTHS ENDED

	JUNE 30, 2020	JUNE 30, 2019
Americas	$ 13,460	$ 10,897
EMEA	5,561	5,148
Asia	3,017	2,223
Total net revenues	$ 22,038	$ 18,268

Americas	61%	60%
EMEA	25%	28%
Asia	14%	12%
Total	100%	100%

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	JUNE 30, 2020	MARCH 31, 2020	JUNE 30, 2019	MARCH 31, 2020	JUNE 30, 2019
REVENUES
Investment banking	$ 2,733	$ 1,742	$ 1,761	57%	55%
Investment management	1,635	1,768	1,520	(8)	8
Commissions and fees	875	1,020	808	(14)	8
Market making	5,787	3,682	2,479	57	133
Other principal transactions	1,321	(782)	1,822	N.M.	(27)
Total non-interest revenues	12,351	7,430	8,390	66	47

Interest income	3,034	4,750	5,760	(36)	(47)
Interest expense	2,090	3,437	4,689	(39)	(55)
Net interest income	944	1,313	1,071	(28)	(12)

Total net revenues	13,295	8,743	9,461	52	41

Provision for credit losses	1,590	937	214	70	N.M.

OPERATING EXPENSES
Compensation and benefits	4,478	3,235	3,317	38	35
Brokerage, clearing, exchange and distribution fees	945	975	823	(3)	15
Market development	89	153	186	(42)	(52)
Communications and technology	345	321	290	7	19
Depreciation and amortization	499	437	399	14	25
Occupancy	233	238	234	(2)	–
Professional fees	311	347	302	(10)	3
Other expenses	1,500	752	569	99	164
Total operating expenses	8,400	6,458	6,120	30	37

Pre-tax earnings	3,305	1,348	3,127	145	6
Provision for taxes	882	135	706	N.M.	25
Net earnings	2,423	1,213	2,421	100	–
Preferred stock dividends	176	90	223	96	(21)
Net earnings applicable to common shareholders	$ 2,247	$ 1,123	$ 2,198	100	2

EARNINGS PER COMMON SHARE
Basic[3]	$ 6.29	$ 3.12	$ 5.86	102%	7%
Diluted	$ 6.26	$ 3.11	$ 5.81	101	8

AVERAGE COMMON SHARES
Basic	355.7	358.0	374.5	(1)	(5)
Diluted	359.1	361.1	378.0	(1)	(5)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 80,876	$ 81,176	$ 79,689	–	1
Basic shares[3]	355.8	355.7	372.2	–	(4)
Book value per common share	$ 227.31	$ 228.21	$ 214.10	–	6

Headcount	39,100	38,500	35,600	2	10

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts

	SIX MONTHS ENDED		% CHANGE FROM

	JUNE 30, 2020	JUNE 30, 2019	JUNE 30, 2019
REVENUES
Investment banking	$ 4,475	$ 3,379	32%
Investment management	3,403	2,956	15
Commissions and fees	1,895	1,553	22
Market making	9,469	5,202	82
Other principal transactions	539	2,889	(81)
Total non-interest revenues	19,781	15,979	24

Interest income	7,784	11,357	(31)
Interest expense	5,527	9,068	(39)
Net interest income	2,257	2,289	(1)

Total net revenues	22,038	18,268	21

Provision for credit losses	2,527	438	N.M.

OPERATING EXPENSES
Compensation and benefits	7,713	6,576	17
Brokerage, clearing, exchange and distribution fees	1,920	1,585	21
Market development	242	370	(35)
Communications and technology	666	576	16
Depreciation and amortization	936	767	22
Occupancy	471	459	3
Professional fees	658	600	10
Other expenses	2,252	1,051	114
Total operating expenses	14,858	11,984	24

Pre-tax earnings	4,653	5,846	(20)
Provision for taxes	1,017	1,174	(13)
Net earnings	3,636	4,672	(22)
Preferred stock dividends	266	292	(9)
Net earnings applicable to common shareholders	$ 3,370	$ 4,380	(23)

EARNINGS PER COMMON SHARE
Basic[3]	$ 9.40	$ 11.59	(19) %
Diluted	$ 9.36	$ 11.52	(19)

AVERAGE COMMON SHARES
Basic	356.8	377.1	(5)
Diluted	360.1	380.2	(5)

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)4

$ in billions

	AS OF

	JUNE 30, 2020		MARCH 31, 2020
ASSETS
Cash and cash equivalents	$ 132		$ 106
Collateralized agreements	274		254
Customer and other receivables	107		121
Trading assets	398		375
Investments	76		69
Loans	117		128
Other assets	38		37
Total assets	$ 1,142		$ 1,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 268		$ 220
Collateralized financings	131		147
Customer and other payables	199		213
Trading liabilities	163		137
Unsecured short-term borrowings	44		37
Unsecured long-term borrowings	223		226
Other liabilities	22		18
Total liabilities	1,050		998
Shareholders’ equity	92		92
Total liabilities and shareholders’ equity	$ 1,142		$ 1,090
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3,4] $ in billions

	AS OF

	JUNE 30, 2020		MARCH 31, 2020
Common equity tier 1 capital	$ 76.8		$ 74.6

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 563		$ 594
Common equity tier 1 capital ratio	13.6%		12.5%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 620		$ 606
Common equity tier 1 capital ratio	12.4%		12.3%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	6.7%	[7]	5.9%
Average Daily VaR (unaudited)[3,4] $ in millions

	THREE MONTHS ENDED

	JUNE 30, 2020		MARCH 31, 2020
RISK CATEGORIES
Interest rates	$ 98		$ 60
Equity prices	74		41
Currency rates	39		18
Commodity prices	24		11
Diversification effect	(113)		(49)
Total	$ 122		$ 81

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3,4

$ in billions

	AS OF

	JUNE 30, 2020	MARCH 31, 2020	JUNE 30, 2019
SEGMENT
Asset Management	$ 1,499	$ 1,309	$ 1,171
Consumer & Wealth Management	558	509	489
Total AUS	$ 2,057	$ 1,818	$ 1,660

ASSET CLASS
Alternative investments	$ 179	$ 178	$ 174
Equity	394	335	350
Fixed income	817	771	749
Total long-term AUS	1,390	1,284	1,273
Liquidity products	667	534	387
Total AUS	$ 2,057	$ 1,818	$ 1,660

	THREE MONTHS ENDED

	JUNE 30, 2020	MARCH 31, 2020	JUNE 30, 2019
ASSET MANAGEMENT
Beginning balance	$ 1,309	$ 1,298	$ 1,117
Net inflows / (outflows):
Alternative investments	(2)	(1)	4
Equity	3	2	4
Fixed income	6	7	10
Total long-term AUS net inflows / (outflows)	7	8	18	[8]
Liquidity products	121	66	15
Total AUS net inflows / (outflows)	128	74	33
Net market appreciation / (depreciation)	62	(63)	21
Ending balance	$ 1,499	$ 1,309	$ 1,171

CONSUMER & WEALTH MANAGEMENT
Beginning balance	$ 509	$ 561	$ 482
Net inflows / (outflows):
Alternative investments	–	–	(3)
Equity	(1)	1	–
Fixed income	–	(8)	2
Total long-term AUS net inflows / (outflows)	(1)	(7)	(1)
Liquidity products	12	6	(3)
Total AUS net inflows / (outflows)	11	(1)	(4)
Net market appreciation / (depreciation)	38	(51)	11
Ending balance	$ 558	$ 509	$ 489

FIRMWIDE
Beginning balance	$ 1,818	$ 1,859	$ 1,599
Net inflows / (outflows):
Alternative investments	(2)	(1)	1
Equity	2	3	4
Fixed income	6	(1)	12
Total long-term AUS net inflows / (outflows)	6	1	17
Liquidity products	133	72	12
Total AUS net inflows / (outflows)	139	73	29
Net market appreciation / (depreciation)	100	(114)	32
Ending balance	$ 2,057	$ 1,818	$ 1,660

Goldman Sachs Reports

Second Quarter 2020 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED JUNE 30, 2020	SIX MONTHS ENDED JUNE 30, 2020
Total shareholders’ equity	$ 92,315	$ 91,249
Preferred stock	(11,203)	(11,203)
Common shareholders’ equity	81,112	80,046
Goodwill and identifiable intangible assets	(4,806)	(4,814)
Tangible common shareholders’ equity	$ 76,306	$ 75,232

2.	Dealogic – January 1, 2020 through June 30, 2020.

3.

For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2020: (i) investment banking transaction backlog – see “Results of Operations – Investment Banking” (ii) assets under supervision – see “Results of Operations – Assets Under Supervision” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Equity Capital Management and Regulatory Capital – Equity Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2020: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

4.	Represents a preliminary estimate for the second quarter of 2020 and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2020.

5.	GS Personal Financial Management, formerly United Capital Financial Partners, Inc., was acquired by the firm in the third quarter of 2019.

6.

In the first quarter of 2020, the firm adopted ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments.” For further information about ASU No. 2016-13, see Note 3 “Significant Accounting Policies” in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2020.

7.

In the second quarter of 2020, the U.S. Federal Reserve revised the calculation of the supplementary leverage ratio to exclude U.S. Treasury securities and cash held at the U.S. Federal Reserve. The estimated impact of this change was an increase in the firm’s supplementary leverage ratio of approximately 0.8 percentage points.

8.

Net inflows in assets under supervision for the second quarter of 2019 included $13 billion of inflows (substantially all in equity and fixed income assets) in connection with the acquisition of Rocaton Investment Advisors, which was included in the Asset Management segment.